Exhibit 4.12
Description of Registrant’s Equity Securities Registered Pursuant to Section 12 of the Securities and Exchange Act of 1934.
As of February 21, 2023, Kellogg Company (“Kellogg,” “we,” “our,” and “us”) had one class of equity securities, our Common Stock, par value $0.25 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The following summary of terms of our Common Stock is based upon our amended restated certificate of incorporation (the “Certificate”) and bylaws (the “Bylaws”) currently in effect under Delaware law. This summary is not complete and is subject to, and qualified in its entirety by reference to, the Certificate and Bylaws, which are filed as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K of which this Exhibit 4.14 is a part. We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended, carefully.
Description of Common Stock.
General
Kellogg is authorized to issue 1,000,000,000 shares of Common Stock.
Voting Rights
Each shareowner shall be entitled to one (1) vote for each share of Common Stock held on all matters to be voted upon. Each shareowner entitled to vote shall be entitled to vote in person or by proxy (and may authorize another person to act as such proxy in such ways, such as electronic transmission, as are permitted under the DGCL), but no proxy shall be voted or acted on after three years from its date unless said proxy provides for a longer period. Our Bylaws contain a majority voting standard for the election of directors in an uncontested election (that is, an election where the number of nominees is equal to the number of seats open). In an uncontested election, each nominee must be elected by the vote of a majority of the votes cast. A “majority of the votes cast” means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” (excluding abstentions).
Dividends
Dividends may be paid upon the Common Stock as and when declared by the Board of Directors, or a committee thereof expressly authorized by resolution of the Board of Directors, out of funds legally available for the payment of dividends.
Other Rights
Upon dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the net assets of the Company shall be distributed ratably to the holders of the Common Stock.
No shareowner shall have any preemptive right to subscribe for, purchase, or otherwise acquire shares of (a) the Company’s stock or (b) bonds, notes, or other securities, whether or not convertible, into the Company’s stock. The Board of Directors may, from time-to-time, and at any time, cause shares of stock of the Company of any class to be issued, sold or otherwise disposed of at such price or prices and upon such terms as the Board of Directors may determine.
All the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.
Anti-Takeover Effects of Our Certificate and Bylaws and Delaware Law
Some provisions of Delaware law and our Certificate and Bylaws could make the following more difficult:

•acquisition of us by means of a tender offer or merger;
•acquisition of us by means of a proxy contest or otherwise; or
•removal of our incumbent officers and directors.
These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids.
Classified Board and Removal of Directors
Our Bylaws provide that our directors be divided into three classes, as nearly equal in number as possible, with a term of office of three years, one class to expire each year. At each annual meeting, the class of directors whose terms of office shall expire at such time shall be elected as provided in the Bylaws to hold office for terms expiring at the third annual meeting following their election and until a successor shall be elected and shall qualify.
Subject to the rights of the holders of any particular class or series of equity securities, any director may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of voting stock, voting together as a single class, at any regular or special meeting of the shareowners, subject to any requirement for a larger vote contained in the DGCL.
Size of Board of Directors and Vacancies
Our Bylaws provide that the number of directors shall be not less than seven nor more than fifteen, the exact number of directors to be fixed from time-to-time by a resolution adopted by not less than two−thirds of the Board of Directors. Subject to the rights of the holders of any particular class or series of equity securities, (i) newly created directorships resulting from any increase in the total number of authorized directors may be filled by the affirmative vote of not less than two-thirds of the directors then in office, although less than a quorum, or by a sole remaining director, at any regular of special meeting of the Board of Directors, or by a plurality vote of the shareowners at any meeting of shareowners, and (ii) any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, at any regular or special meeting of the Board of Directors. Any director elected to fill a vacancy described in clause (ii) shall be of the same class as his or her predecessor.
No Shareowner Action by Written Consent
Our Certificate provides that any shareowner action may be effected only at a duly called annual or special meeting of shareowners and may not be effected by a written consent or consents by shareowners in lieu of such a meeting.
Amendment of Our Bylaws
Except to the extent otherwise provided in our Certificate, our Bylaws may any by amended by (i) by the affirmative vote of the holders of not less than a majority of the voting power of all shares of the voting stock, voting together as a single class, at any regular or special meeting of the shareowners (but only if notice of the proposed change be contained in the notice to the shareowners of the proposed action) or (ii) by the affirmative vote of not less than a majority of the members of the Board of Directors at any meeting of the Board of Directors at which there is a quorum present and voting; provided that any amendment inconsistent with Article II, Section 2, or Article III, Section 1, Section 2, Section 5, or Section 7, or Article XIV, Section 1 of the Bylaws, shall require, in the case of clause (i), the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of the voting stock, or, in the case of clause (ii), the affirmative vote of directors constituting not less than two−thirds of the Board of Directors.

Amendment of Our Amended Certificate of Incorporation
This Certificate shall be subject to alteration, amendment or repeal, and new provisions thereof may be adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock, voting together as a single class, at any regular or special meeting of the shareowners (but only if notice of the proposed change be contained in the notice to the shareowners of the proposed meeting). Notwithstanding the foregoing and in addition to any other requirements of applicable law, the alteration, amendment or repeal of, or the adoption of any provision inconsistent with, the Article Nine, Ten, Eleven or Twelve of the Certificate shall require the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of the voting stock, voting together as a single class, at any regular or special meeting of the shareowners.
Shareowner Meetings
Our Certificate and Bylaws provide that except as otherwise required by law, if any, a special meeting of our shareowners may be called only (i) by such number of Directors constituting not less than two-thirds of the Full Board (ii) by the Chairman of our Board of Directors, (iii) by the Chairman of the Board of Directors at the written request of one or more shareowners that collectively own at least 15% of the outstanding shares of capital stock of the Company entitled to vote on the matter for which such meeting is to be called or (iv) pursuant to clauses (ii) and (iii), above, in the event of the Chairman’s absence or incapacity, by a Vice Chairman, or in the Chairman and Vice Chairman’s absence or incapacity, by the Chairman of the Nominating and Governance Committee.
No business other than that stated in the notice of a special meeting of shareowners shall be transacted at such special meeting.
Requirements for Advance Notification of Shareowner Nominations and Proposals
Our Bylaws establish an advance notice procedure for shareowner proposals to be brought before an annual meeting of our shareowners, including proposed nominations of persons for election to our Board of Directors. Shareowners at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a shareowner who was a shareowner of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the shareowner's intention to bring that business before the meeting. Although the Bylaws do not give our Board of Directors the power to approve or disapprove shareowner nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Only such persons who are nominated in accordance with the procedures set forth in our Bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareowners as shall have been brought before the meeting in accordance with the procedures set forth in our Bylaws. Except as otherwise required by our governing documents, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in our Bylaws and, if any proposed nomination or business is not in compliance with our Bylaws, to declare that such defective proposal or nomination shall be disregarded.
Delaware Anti-Takeover Law
Our Certificate subjects us to Section 203 of the DGCL.
In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareowner for a period of three years following the date the person became an interested shareowner, unless the business combination or the transaction in which the person became an interested shareowner is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareowner. Generally, an “interested shareowner” is a person that together with affiliates and associates, owns or within three years prior to the determination of interested shareowner status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our Common Stock.
No Cumulative Voting
Our Certificate and Bylaws do not provide for cumulative voting in the election of our Board of Directors.